SUB-ITEM 77O

                           Meeting Date: May 11, 2010




Approval of an Agreement and Plan of Reorganization between Morgan Stanley Global Advantage Fund ("Acquired Fund") and AIM Investment Funds, on behalf of Invesco Global Advantage Fund ("Acquiring Fund"), under which the assets and liabilities of the Acquired Fund will be transferred to the Acquiring Fund.

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For                 Withhold            Abstain
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6,884,483           367,390             520,054
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